Exhibit 99.1

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National Steel Corporation
4100 Edison Lakes Parkway
Mishawaka, IN 46545
(219) 273-7000

NEWS RELEASE

Media Contact:	Ronald B. Freeman
(219) 273-7559

Analyst and	William E. McDonough
Investor Contact:	(219) 273-7414

NATIONAL STEEL ANNOUNCES FOURTH QUARTER, YEAR 2000 RESULTS AND RESTATEMENT

Mishawaka, IN, January 24, 2001 – National Steel Corporation (NYSE: NS) today reported a net loss of $83.4 million, or $2.02 per diluted common share for the fourth quarter of 2000. This compares to a restated net loss of $3.2 million, or $0.08 per diluted common share for the fourth quarter of 1999. The Company is restating its financial statements for 1998, 1999 and the first three quarters of 2000, as discussed below. Net sales for the quarter amounted to $651.6 million on steel shipments of 1,434,000 tons which compares to net sales of $785.7 million on steel shipments of 1,686,000 tons in the year earlier quarter. Shipments and revenues were negatively impacted in the fourth quarter by continued high levels of steel imports combined with a general slowdown in the U.S. economy which has affected the demand for our products. We have also seen a dramatic decrease in the spot market selling price for steel products which has further impacted our financial performance. Our production costs have been negatively impacted by higher energy costs, especially natural gas, and reduced levels of production at our steel making facilities given the weakness in demand for our products.

For the full year 2000, the Company reported a loss of $129.8 million, or $3.14 per diluted common share as compared to a restated net loss of $28.6 million, or $0.69 per diluted common share for the year 1999. Net sales for the year 2000 rose by $25.5 million to $2,978.9 million and steel shipments increased 2.4% to 6,254,000 tons. For the year, the Company generated an operating loss of $114.4 million as compared to an operating loss of $3.4 million in the year earlier period. For the year 2000, our operating results were impacted by a dramatic decrease in our average selling prices for our products, large increases in materials costs, reduced levels of production and the adverse effect of previously disclosed planned outages.

“We are very disappointed by our performance and financial results for 2000, particularly in the second half of the year,” said Yutaka Tanaka, chairman and chief executive officer. “Several factors including high import levels and a weakening U.S. economy have severely impacted the steel industry. We continue to take the necessary steps to reduce our costs and ensure adequate liquidity during this very severe downturn,” he said.

Exhibit 99.1

FINANCIAL POSITION AND LIQUIDITY

Total liquidity from cash and available short-term borrowing facilities amounted to $118 million at December 31, 2000 as compared to $253 million at September 30, 2000. The primary reasons for the decline in liquidity during the fourth quarter 2000 were the continued net losses, scheduled debt repayments and a reduction in availability under the accounts receivable securitization credit facility. At the end of the quarter the Company had utilized $95 million of its accounts receivable securitization credit facility and $87 million of its inventory credit facility. During the fourth quarter the Company funded $41 million in capital expenditures bringing the total capital spending for the year to $217 million.

RESTATEMENT OF PRIOR PERIOD FINANCIAL STATEMENTS

The Company is restating its financial statements because an error was recently discovered that affects the pension expense, related balance sheet accounts and certain disclosures previously reported in our financial statements for the years ended December 31, 1998 and 1999 and the first three quarters of 2000. The trustee of our pension master trust changed how it reported realized and unrealized gains and losses in the information provided to our actuary to calculate the Company’s 1998, 1999 and 2000 pension expense. The effect of this change was to reduce, in error, the amount of realized gains and losses used by the actuary in their calculations, which resulted in the overstatement of pension expense. The net effect of the correction of this noncash error was to improve net income or loss by $5.3 million for 1998, $14.5 million for 1999, $5.3 million for the first and second quarters of 2000 and $5.2 million for the third quarter of 2000. The Company will amend its previously filed Forms 10-K and 10-Q for the time periods affected by this error. Therefore, these SEC Forms as previously filed should not be relied upon for information regarding the Company’s financial performance to the extent affected by this error.

OUTLOOK

The Company’s outlook for the near-term remains pessimistic. Forecasted shipments for the first quarter 2001 are expected to be slightly lower than the fourth quarter 2000, impacted by the automotive market which has weakened further and the construction market which has been impacted by weather conditions. Steel imports and the effect of a slowing U.S. economy continue to negatively impact spot market pricing for our products. The Company believes that it has adequate liquidity for the near-term and is in continuing discussions with its lead banks to ensure future compliance with all financial covenants. Capital spending will be dramatically reduced during the first quarter 2001 to approximately $14 million and additional measures are being taken to control our cash outflows.

National Steel will be hosting a conference call to discuss fourth quarter results on Thursday, January 25, 2001 at 1:00 p.m. ET. Investors will have the opportunity to listen to the conference call over the Internet at http://www.videonewswire.com/NATIONAL/012501/ or you may go directly to our website at www.nationalsteel.com . Additionally, you may dial directly into the conference call at 712-257-2287 using the passcode ‘investor” and leader’s name “William E. McDonough”. In order to facilitate the call, please go to the website or dial in directly at least fifteen minutes early to register, download and install any necessary audio software.

Exhibit 99.1

All statements contained in this release, other than historical information, are forward-looking statements. A variety of factors could cause business conditions and the Company’s actual results and experience to differ materially from those expected by the Company or expressed in the Company’s forward-looking statements. Additional information concerning these factors is available in the Company’s most recent Form 10-K for the year ended December 31, 1999. However, these SEC Forms as previously filed should not be relied upon for information regarding the Company’s financial performance to the extent affected by the error discussed above.

Headquartered in Mishawaka, Indiana, National Steel Corporation is one of the nation’s largest producers of carbon flat-rolled steel products, with annual shipments of approximately six million tons. National Steel employs approximately 9,200 employees. Visit National Steel’s website at: www.nationalsteel.com.

Exhibit 99.1

NATIONAL STEEL CORPORATION

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(In millions, except per share data)

	Three Months Ended December 31,		Year
			Ended December 31,

	2000	1999 (restated)	2000	1999 (restated)

Net sales	$651.6	$785.7	$2,978.9	$2,953.4

Cost of products sold	649.8	708.3	2,792.2	2,671.0
Selling, general and administrative expense	42.0	38.4	150.9	147.8
Depreciation	36.1	35.8	153.0	140.1
Equity (income) loss of affiliates	(0.6)	(0.6)	(2.8)	(2.1)

Income (loss) from operations	(75.7)	3.8	(114.4)	(3.4)

Other (income) expense
Financing costs (net)	12.1	7.3	37.3	28.1
Net gain on disposal of non-core assets	--	(0.2)	(15.1)	(0.8)

	12.1	7.1	22.2	27.3

Income (loss) before income taxes	(87.8)	(3.3)	(136.6)	(30.7)

Income tax (credit)	(4.4)	(0.1)	(6.8)	(2.1)

Net income (loss)	$(83.4)	$(3.2)	$(129.8)	$(28.6)

Basic earnings per share:

Net income (loss)	$(2.02)	$(0.08)	$(3.14)	$(0.69)

Weighted average shares outstanding (in thousands)	41,288	41,288	41,288	41,411

Diluted earnings per share:

Net income (loss)	$(2.02)	$(0.08)	$(3.14)	$(0.69)

Weighted average shares outstanding (in thousands)	41,288	41,288	41,288	41,411

Dividends paid per common share outstanding	$--	$0.07	$0.21	$0.28

Operating Statistics (in thousands of tons):
Shipments	1,434	1,686	6,254	6,110
Production	1,247	1,659	6,138	6,250

Exhibit 99.1

NATIONAL STEEL CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(In millions)

	December 31,	December 31,
	2000	1999 (restated)

Assets

Cash and cash equivalents	$3.3	$58.4
Receivables – net	190.6	322.8
Inventories	522.8	519.7
Other	16.6	29.5
Deferred tax assets	34.5	28.2

Total current assets	767.8	958.6

Property, plant and equipment – net	1,517.0	1,446.4

Other assets	280.4	344.1

Total Assets	$2,565.2	$2,749.1

	December 31,	December 31,
	2000	1999 (restated)

Liabilities and Stockholders’ Equity
Current liabilities	$588.4	$598.1
Long-term debt	524.0	555.6
Other long-term liabilities	735.1	742.4

Total Liabilities	1,847.5	1,896.1

Stockholders’ Equity	717.7	853.0

Total Liabilities and Equity	$2,565.2	$2,749.1

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In millions)

	Year Ended December 31,
	2000	1999 (restated)

Cash provided by (used in) operating activities:
Net income (loss)	$(129.8)	$(28.6)
Depreciation	153.0	140.1
Working capital items:
Receivables	37.2	(77.1)
Receivables sold	95.0	--
Inventories	(3.1)	(46.9)
Accounts payable & accrued liabilities	(13.6)	3.2
All other	(27.7)	17.5

	111.0	8.2

Cash provided by (used in) investing activities:

Purchases of property, plant and equipment (net)	(217.3)	(318.3)
Acquisition of ProCoil	--	(7.7)
Net proceeds from the sale of assets	16.9	1.3

	(200.4)	(324.7)

Cash provided by (used in) financing activities:
Repayment of debt	(43.5)	(55.4)
Borrowings, net	86.5	311.9
Repurchase of common stock	--	(7.9)
Common stock dividends	(8.7)	(11.6)

	34.3	237.0

Increase (decrease) in cash and cash equivalents	(55.1)	(79.5)

Cash and cash equivalents at the beginning of the period	58.4	137.9

Cash and cash equivalents at the end of the period	$3.3	$58.4